EXHIBIT 10.43
SECURITY AGREEMENT
This SECURITY AGREEMENT (this “Agreement”) is entered into as of May 7, 2013 (the “Effective Date”), by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and ALIMERA SCIENCES, INC., a Delaware corporation, with its chief executive office located at 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005 (“Debtor”).
RECITALS
Debtor has executed and delivered to Bank a certain Unconditional Guaranty dated as of even date herewith of the obligations and liabilities of ALIMERA SCIENCES LIMITED, a company registered under the laws of England and Wales under company number 08018355 (“Borrower”), to Bank (as may be amended from time to time, the “Guaranty”). Bank has agreed to lend money to Borrower, but only upon the condition that Debtor execute and deliver this Agreement to secure the payment and performance of the Obligations in accordance with the terms of this Agreement and the Guaranty. Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
AGREEMENT
The parties agree as follows:
1CREATION OF SECURITY INTEREST
1.1    Grant of Security Interest. Debtor hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Debtor’s duties under the Guaranty and in connection with Bank Services, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Debtor warrants and represents that the security interest granted herein shall be a first priority perfected security interest in the Collateral subject only to Permitted Liens that are permitted to have priority over Bank’s Liens hereunder. If Debtor shall at any time acquire a commercial tort claim, Debtor shall promptly notify Bank in a writing signed by Debtor of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.
Debtor acknowledges that it may have previously entered, and/or may in the future enter, into Bank Services with Bank.  Regardless of the terms of any Bank Services Agreement, Debtor agrees that any amounts Debtor owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Debtor and Bank to have all such Obligations secured by the first priority security interest granted herein.
If this Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Debtor’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Debtor. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall promptly, at Debtor’s sole cost and expense, terminate the security interest granted herein upon Debtor providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.
1.2    Authorization to File Financing Statements. Debtor hereby authorizes Bank to file financing statements, without notice to Debtor, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights, including a notice that any disposition of the Collateral, by either Debtor or any other Person, shall be deemed to violate the rights of Bank under the Code. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

2    REPRESENTATIONS AND WARRANTIES
Debtor represents and warrants as follows:
2.1    Due Organization and Authorization. Debtor and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified except where the failure to do so would not reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole. In connection with this Agreement, Debtor has delivered to Bank a completed certificate signed by Debtor, entitled Perfection Certificate (the “Perfection Certificate”). Debtor represents and warrants to Bank that (a) Debtor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Debtor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Debtor’s organizational identification number or accurately states that Debtor has none; (d) the Perfection Certificate accurately sets forth Debtor’s place of business, or, if more than one, its chief executive office as well as Debtor’s mailing address (if different than its chief executive office); (e) Debtor (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Debtor and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Debtor may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Debtor is not now a Registered Organization but later becomes one, Debtor shall promptly notify Bank of such occurrence and provide Bank with Debtor’s organizational identification number.
The execution, delivery and performance by Debtor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate and other action, are within the corporate powers of Debtor, and do not (i) conflict with any of Debtor’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Debtor or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Debtor is bound. Debtor is not in default under any agreement to which it is a party or by which it or its assets are bound in which the default would reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole.
2.2    Collateral. Debtor has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Debtor has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Debtor has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
All Inventory is in all material respects of good and marketable quality, free from material defects.
On the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as disclosed in the Perfection Certificate. None of the components of the Collateral are currently being maintained at locations other than as disclosed in the Perfection Certificate on the Effective Date or as permitted pursuant to Section 4.2 of this Agreement.
Debtor is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, (c) material Intellectual Property licensed to Debtor and noted on the Perfection Certificate, (d) Intellectual Property licensed to Debtor that is not material to Debtor, and (e) without limiting Section 4.1 of this Agreement, Intellectual Property that has been licensed from Debtor to one or more Subsidiaries of Debtor. Each Patent which it owns or purports to own and which is material to Debtor’s business is valid and enforceable, and no part of the Intellectual Property which Debtor owns or purports to own and which is material to Debtor’s business has been judged invalid or unenforceable, in whole or in part. To Debtor’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole.
Except as noted on the Perfection Certificate, Debtor is not a party to, nor is it bound by, any Restricted License.
2.3    Litigation. There are no actions or proceedings pending or, to the knowledge of Debtor’s Responsible Officers, threatened in writing by or against Debtor or any Subsidiary in which an adverse decision would reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole.
2.4    No Material Deviation in Financial Statements and Deterioration in Financial Condition. All consolidated financial statements for Debtor and any Subsidiaries delivered or made available to Bank fairly present in all material respects Debtor’s consolidated financial condition and Debtor’s consolidated results of operations. There has not been any material deterioration in Debtor’s consolidated financial condition since the date of the most recent financial statements delivered or made available to Bank.
2.5    Solvency. The fair salable value of Debtor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Debtor is not left with unreasonably small capital after the transactions in this Agreement; and Debtor is able to pay its debts (including trade debts) as they mature.
2.6    Regulatory Compliance. Debtor is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Debtor is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Debtor has complied in all material respects with the Federal Fair Labor Standards Act. Debtor has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole. None of Debtor’s or any Subsidiary’s properties or assets has been used by Debtor or any Subsidiary or, to Debtor’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Debtor and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
2.7    Subsidiaries. Debtor does not own any stock, partnership interest or other equity securities except for Permitted Investments.
2.8    Tax Returns and Payments; Pension Contributions. Debtor and each Subsidiary have timely filed all required tax returns and reports, and Debtor and each Subsidiary have timely paid when due and payable or duly filed a valid extension therewith all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Debtor and each Subsidiary. Debtor may defer payment of any contested taxes, provided that Debtor (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Debtor is unaware of any claims or adjustments proposed for any of Debtor’s prior tax years which could result in additional taxes becoming due and payable by Debtor. Debtor has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Debtor has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Debtor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
2.9    Full Disclosure. No written representation, warranty or other statement of Debtor in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that any projections and forecasts provided by Debtor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
3    AFFIRMATIVE COVENANTS
Debtor shall do all of the following:
3.1    Government Compliance.
(a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or results of operations of the Consolidated Group, taken as a whole. Debtor shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole.
(b)    Obtain all of the Governmental Approvals necessary for the performance by Debtor of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Debtor shall promptly provide copies of any such obtained Governmental Approvals to Bank.
(c)    Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding Debtor’s non-compliance with Requirements of Law or failure to maintain Governmental Approvals where such non-compliance or failure to maintain would reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole.
3.2    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Debtor and its Account Debtors shall follow Debtor’s customary practices as they exist at the Effective Date or as modified from time to time with notice thereof to Bank. Debtor must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).
3.3    Taxes. Debtor shall make, and cause each Subsidiary to make, timely payment of all federal, state, and local taxes or assessments (other than taxes and assessments which Debtor is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.
3.4    Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Debtor’s industry, stage of development and location, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in customary amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies of Debtor shall show, or have endorsements showing, Bank as an additional insured. All policies (or the lender’s loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Debtor shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Debtor fails to obtain insurance as required under this Section 3.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 3.4, and take any action under the policies Bank deems prudent.
3.5    Accounts.
(a)    To permit Bank to monitor Debtor’s financial performance and condition, Debtor and all Debtor’s Subsidiaries shall maintain Debtor’s and all of its Subsidiaries’ primary depository and operating accounts and securities/investment accounts with Bank and Bank’s Affiliates, which accounts shall represent at least eighty percent (80.0%) of the Dollar value of (i) Debtor’s and such Subsidiaries’ accounts at all financial institutions and (ii) Debtor’s accounts at all financial institutions.
(b)    Provide Bank five (5) days prior written notice before establishing any account at or with any bank or financial institution other than Bank. For any account that Debtor opens or maintains with a financial institution other than Bank, Debtor shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms hereunder, which control agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Debtor’s employees and identified to Bank by Debtor as such.
3.6    Protection and Registration of Intellectual Property Rights.
(a)    (i) Except as may be reasonably determined to be appropriate by Debtor in the ordinary course of business, protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly after obtaining knowledge thereof, advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Debtor’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b)    If Debtor (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, in the case of (i) and (ii) that is not included in the IP Agreement, then Debtor shall promptly provide written notice thereof to Bank and shall promptly execute such intellectual property security agreements (or updates to the Exhibits to the IP Agreement if not filed at such time by Bank) and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Debtor decides to register any Copyrights or mask works in the United States Copyright Office, that are not included in the IP Agreement, then Debtor shall: (x) provide Bank with at least fifteen (15) days prior written notice of Debtor’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office promptly after filing the Copyright or mask work application(s) with the United States Copyright Office. Debtor shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement and other documents necessary for Bank to perfect and maintain a first priority perfected security interest in such property.
(c)    Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Debtor shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
(d)    Provide Bank prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Debtor in or to any Copyright, Patent or Trademark not shown in the IP Agreement, and (iii) Debtor’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.
3.7    Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Debtor and its officers, employees and agents and

Debtor’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Debtor.
3.8    Further Assurances. Debtor shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
4    NEGATIVE COVENANTS
Debtor shall not do any of the following without Bank’s prior written consent:
4.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Debtor or its Subsidiaries in the ordinary course of business and licenses that do not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory; and (e) to Alimera Sciences B.V. or AS C.V. of Intellectual Property that is not registered in the United States and does not arise under United States law to the extent that Bank has a first priority perfected security interest in the assets of the applicable transferee unless the failure to have such first priority perfected security interest is a result of any action taken by, or inaction on the part of, Bank.
4.2    Changes in Business, Ownership, Management or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Debtor and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management such that any Key Person ceases to hold such office with Debtor and a replacement satisfactory to Debtor’s board of directors is not made within ninety (90) days after their departure from Debtor; or (ii) enter into any transaction or series of related transactions in which the stockholders of Debtor who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49.0%) of the voting stock of Debtor immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Debtor’s equity securities in a public offering or to venture capital investors so long as Debtor identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).
Debtor shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000.00) in Debtor’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) deliver any portion of the Collateral to a bailee, unless (i) such bailee location contains less than Twenty Five Thousand Dollars ($25,000.00) in Debtor’s assets or property and (ii) Bank and such bailee are parties to a bailee agreement governing both the Collateral and the location to which Debtor intends to deliver the Collateral.
Debtor hereby agrees upon Debtor adding any new office or business location, including any warehouse, Debtor will cause its landlord to enter into a landlord consent in favor of Bank prior to such new office or business location containing Twenty Five Thousand Dollars ($25,000.00) of Collateral.
Debtor hereby agrees that prior to Debtor delivering any Collateral to a bailee, to the extent that, after giving effect to such delivery, the value of all Collateral maintained with such bailee exceeds One Hundred Thousand Dollars ($100,000.00), Debtor shall cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.
4.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. Notwithstanding the foregoing, a Subsidiary may merge or consolidate with or into another Subsidiary or into Debtor.

4.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary (including, without limitation, AS C.V. or Alimera Sciences B.V.) to do so, other than Permitted Indebtedness.
4.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries (including, without limitation, AS C.V. or Alimera Sciences B.V.) to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Debtor or any Subsidiary (including, without limitation, AS C.V. or Alimera Sciences B.V.) from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Debtor’s or any Subsidiary’s (including, without limitation, AS C.V.’s or Alimera Sciences B.V.’s) Intellectual Property, except as is otherwise permitted in Section 4.1 of this Agreement and the definition of “Permitted Liens” herein.
4.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 3.5 of this Agreement.
4.7    Distributions; Investments. (a) Except as set forth in subsection (c) of the definition of Permitted Investments, pay any dividends (other than dividends payable solely in common stock) or make any distribution or payment on or redeem, retire or purchase any capital stock provided that (i) Debtor may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and (ii) Debtor may repurchase the stock of current or former employees, officers, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided all such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person other than Permitted Investments, or permit any of its Subsidiaries to do so.
4.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Debtor, except for transactions that are (a) in existence on the Effective Date or (b) in the ordinary course of Debtor’s business, upon fair and reasonable terms that are no less favorable to Debtor than would be obtained in an arm’s length transaction with a non-affiliated Person.
4.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount owed by Debtor thereof, shorten the maturity thereof, increase the rate of interest applicable thereto or adversely affect the subordination thereof to Obligations owed to Bank.
4.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of Debtor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
5.1    Payment Default. Debtor fails to pay any of Debtor’s Obligations when due;

5.2    Covenant Default. Debtor fails or neglects to perform any obligation in Sections 3.3, 3.4, 3.5 or 3.6 of this Agreement or violates any covenant in Section 4 of this Agreement or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, the Guaranty, any Loan Document to which it is a party or in any present or future agreement between Debtor and Bank and as to any default under such other material term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this Section 5.2 shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;
5.3    Material Adverse Change. A Material Adverse Change occurs;
5.4    Attachment; Levy; Restraint on Business.
(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Debtor or of any entity under the control of Debtor (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Debtor’s assets by any government department or agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b) (i) any material portion of Debtor’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Debtor from conducting any material part of its business;
5.5    Insolvency. (a) Debtor is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Debtor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Debtor and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
5.6    Other Agreements. There is, under any agreement to which Debtor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or (b) any default by Debtor, the result of which would reasonably be expected to have a material adverse effect on the business of the Consolidated Group, taken as a whole;
5.7    Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Debtor and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);
5.8    Misrepresentations. Debtor or any Person acting for Debtor makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being recognized by Bank that the projections and forecasts provided by Debtor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the project or forecasted results);
5.9    Subordinated Debt. A default or breach by Debtor occurs under any agreement between Debtor and any creditor of Debtor that signed a subordination agreement, intercreditor agreement, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of the agreement;

5.10    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any such Governmental Approval or that would reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or would reasonably be expected to have, a material adverse effect on the business or results of operations of the Consolidated Group, taken as a whole;
5.11    Guaranty. (i) The Guaranty terminates or ceases for any reason to be in full force; or (ii) Debtor does not perform any obligation or covenant under the Guaranty; or (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in the Guaranty or in any certificate delivered to Bank in connection with the Guaranty; or
5.12    Loan Agreement. An Event of Default (as defined in the Loan Agreement) occurs under the Loan Agreement.
6    BANK’S RIGHTS AND REMEDIES
6.1    Rights and Remedies. When an Event of Default occurs and continues beyond any applicable grace or cure period Bank may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 5.5 of this Agreement occurs, all Obligations are immediately due and payable without any action by Bank);
(b)    settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Debtor money of Bank’s security interest in such funds and verify the amount of such account. Debtor shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
(c)    make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Debtor shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Debtor grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(d)    apply to the Obligations any (i) balances and deposits of Debtor it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Debtor;
(e)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral (to the extent not prohibited by law). Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge and to the extent not prohibited by law, Debtor’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 6.1, Debtor’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(f)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;
(g)    demand and receive possession of Debtor’s Books; and

(h)    exercise all rights and remedies available to Bank under this Agreement, the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
6.2    Power of Attorney. Debtor hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Debtor’s name on any checks or other forms of payment or security; (b) sign Debtor ’s name on any invoice or bill of lading for any Account or drafts against account debtors; (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Debtor’s insurance policies; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Debtor hereby appoints Bank as its lawful attorney-in-fact to sign Debtor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Debtor’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.
6.3    Accounts Notification/Collection. Bank may notify any Person owing Debtor money of Bank’s security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Debtor shall be held in trust by Debtor for Bank, and, if requested by Bank, Debtor shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit.
6.4    Bank Expenses. Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
6.5    Protective Payments. If Debtor fails to obtain insurance called for by Section 3.4 or fails to pay any premium thereon or fails to pay any other amount which Debtor is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable effort to provide Debtor with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
6.6    Bank’s Liability for Collateral. So long as Bank complies with applicable law and reasonable banking practices regarding the safekeeping of Collateral in possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Debtor bears all risk of loss, damage or destruction of the Collateral.
6.7    Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Debtor of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
6.8    Demand Waiver. Debtor waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Debtor is liable.
7    NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (to the email address specified therein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Debtor may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 7.
If to Debtor:        Alimera Sciences, Inc.            6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005
Attn:     Richard S. Eiswirth, Jr.
Fax:     (678) 990-5744
Email:      rick.eiswirth@alimerasciences.com

If to Bank:        Silicon Valley Bank                275 Grove Street, Suite 2-200                Newton, Massachusetts 02466                Attn:    Ms. Kate Leland                Fax:     (617) 527-0177                Email:     KLeland@svb.com

with a copy to:    Riemer & Braunstein LLP    Three Center Plaza    Boston, Massachusetts 02108    Attn:    David A. Ephraim, Esquire    Fax:    (617) 880-3456    Email:    DEphraim@riemerlaw.com
8    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
New York law governs the Loan Documents without regard to principles of conflicts of law. Debtor and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that if for any reason Bank cannot avail itself of such courts in the State of New York, Debtor accepts jurisdiction of the courts and venue in Santa Clara County, California. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Debtor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Debtor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Debtor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Debtor at the address set forth in, or subsequently provided to Bank in accordance with, Section 7 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Debtor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, DEBTOR AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
9    GENERAL PROVISIONS
9.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Debtor may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Debtor, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.
9.2    Indemnification. Debtor agrees to indemnify, defend, and hold Bank and its officers, directors, employees, agents, attorneys or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Debtor (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
9.3    Right of Set-Off. Debtor hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Debtor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF DEBTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
9.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
9.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
9.6    Intentionally Omitted.
9.7    Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Debtor. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
9.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
9.9    Survival. All covenants, representations and warranties made in this Agreement continue in full force until the Loan Documents have terminated pursuant to their terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. Without limiting the foregoing, except as otherwise provided in Section 1.1, the grant of a security interest by Debtor in Section 1.1 shall survive until the termination of this Agreement and all Bank Services Agreements. The obligation of Debtor in Section 9.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
9.10    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”) (provided that they agree to the terms hereof); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 9.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this Section 9.10 or is in Bank’s possession when disclosed to Bank (through no fault of Bank); or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Debtor. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
10    DEFINITIONS
10.1    Definitions. In this Agreement:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Debtor.
“Account Debtor” is as defined in the Code and shall include, without limitation, any issuer of a letter of credit or banker’s acceptance.
“Bank Entity” and “Bank Entities” are defined in Section 9.10.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Debtor.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Debtor or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Borrower” is defined in the Recitals of this Agreement.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Claims” are defined in Section 9.2.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Debtor described on Exhibit A.

“Consolidated Group” means, collectively, (a) Debtor and (b) in each case to the extent that Bank has a first priority perfected security interest in the assets of such Person (unless the failure to have such first priority perfected security interest is a result of any action taken by, or inaction on the part of, Bank), Borrower, Alimera Sciences B.V. and AS C.V.
“Debtor’s Books” are all Debtor’s books and records including ledgers, federal and state tax returns, records regarding Debtor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Effective Date” is defined in the preamble of this Agreement.
“Events of Default” are defined in Section 5.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Guaranty” is defined in the Recitals of this Agreement.
“Indemnified Person” is defined in Section 9.2.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of Debtor’s right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)	any and all source code;

(d)	any and all design rights which may be available to Debtor;

(e)
any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” is all of Debtor’s right, title and interest in and to “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all of Debtor’s right, title and interest in and to merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Debtor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“IP Agreement” is that certain Amended and Restated Intellectual Property Security Agreement of even date herewith between Debtor and Bank, as amended, modified or restated from time to time.
“Key Person” is either of Debtor’s (a) President and Chief Executive Officer or (b) Chief Operating Officer.

“Loan Agreement” is that certain Loan and Security Agreement between Borrower and Bank dated as of the Effective Date, as amended, restated, supplemented, or otherwise modified from time to time.
“Loan Documents” are, collectively, this Agreement, the Guaranty, the Perfection Certificate, the IP Agreement and any other intellectual property security agreement delivered by Debtor hereunder, the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), any Bank Services Agreement, any subordination agreements, any account control agreements, any note, or notes or guaranties executed by Debtor and/or Borrower, and any other present or future agreement between Debtor and/or Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified.
“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (b) a material impairment of the prospect of repayment of any material portion of the Obligations.
“Obligations” are Borrower’s and Debtor’s obligations to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower and/or Debtor owes Bank now or later, whether under this Agreement, the Loan Agreement, the Guaranty, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower and/or Debtor assigned to Bank, and the performance of Borrower’s and Debtor’s duties under the Loan Documents and including, without limitation, the “Obligations” (as defined in the Loan Agreement).
“Perfection Certificate” is defined in Section 2.1.
“Permitted Indebtedness” is:
(a)    Debtor’s indebtedness to Bank under this Agreement or the Loan Documents;
(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
(c)    Subordinated Debt;
(d)    Indebtedness to trade creditors incurred in the ordinary course of business;
(e)    Indebtedness secured by Permitted Liens; and
(f)    extensions, refinancing, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Debtor or its Subsidiaries, as the case may be.
“Permitted Investments” are:
(a)    Cash Equivalents;
(b)     any other investments administered through Bank and/or any investments permitted by Debtor’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank; and
(c)    Investments of Debtor in, or payments by Debtor to, Borrower, Alimera Sciences B.V. or AS C.V. to the extent that Bank has a first priority perfected security interest in the assets of the applicable transferee unless the failure to have such first priority perfected security interest is a result of any action taken by, or inaction on the part of, Bank.
“Permitted Liens” are:
(a)    Liens arising under this Agreement or other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Debtor maintains adequate reserves on Debtor’s Books, if they have no priority over any of Bank’s security interests provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(d)    purchase money Liens securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding (i) on equipment acquired or held by Debtor incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;
(e)    leases or subleases of real property granted in the ordinary course of Debtor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Debtor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and
(g)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Responsible Officer” is any Key Person.
“Restricted License” is any material license or other agreement with respect to which Debtor is the licensee (a) that prohibits or otherwise restricts Debtor from granting a security interest in Debtor’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.
“Subordinated Debt” is indebtedness incurred by Debtor subordinated to all of Debtor’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more Affiliates of such Person.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
DEBTOR:
ALIMERA SCIENCES, INC.

By:	/s/ Richard S. Eiswirth, Jr.
Name:	Richard S. Eiswirth, Jr.
Title:	Chief Financial Officer and Chief Operating Officer
BANK:
SILICON VALLEY BANK

By:	/s/ Scott McCarty
Name:	Scott McCarty
Title:	Vice President

EXHIBIT A

The Collateral consists of all of Debtor’s right, title and interest in and to the following:
All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know‑how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and
All Debtor’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.